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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-77631


                                RESALE PROSPECTUS

                                PLANTRONICS, INC.

                      UP TO 628,696 SHARES OF COMMON STOCK

        WHICH THE SELLING STOCKHOLDERS MAY RESELL UNDER THIS PROSPECTUS


   The stockholder of Plantronics, Inc. listed below may offer and resell up to 628,696 shares of Plantronics common stock under this prospectus, for her own account. Plantronics will receive no proceeds from such sales.

   The selling stockholder may offer her Plantronics common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. Such future prices are not currently known.

   Plantronics common stock is listed on the New York Stock Exchange under the ticker symbol "PLT". On May 4, 1999, the last reported sale price on the NYSE of one share of Plantronics common stock was $68 3/8.

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                       CONSIDER CAREFULLY THE RISK FACTORS
                     BEGINNING ON PAGE 3 IN THIS PROSPECTUS.
                                ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                   The date of this prospectus is May 5, 1999


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                               TABLE OF CONTENTS

Plantronics' Address....................................    2
Forward-Looking Statements..............................    2
Risk Factors............................................    3
Business................................................    9
Selling Stockholder.....................................   15
Plan of Distribution....................................   16
Information Incorporated by Reference...................   18
How to Get Information About Plantronics................   19
Accounting Experts......................................   19


                              PLANTRONICS' ADDRESS

   Plantronics' principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060. Plantronics' telephone number at that location is
(831) 426-5858. Its internet website is at http://www.plantronics.com.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in such statements. These risks and uncertainties include those set forth under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The forward-looking statements contained in this prospectus include statements about the following:

   o anticipated trends in our business, including trends in the call center, office, mobile, computer and residential market segments;

   o  our intention to develop and introduce new products;

   o  our anticipated growth and growth strategies;

   o  anticipated levels of headset adoption; and

   o our expectations regarding year 2000 compliance and the cost of such compliance.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur.

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   You should rely only on the information contained in this prospectus. We have not, and the selling stockholder has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospectus may have changed since that date.

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   Plantronics, the logo design, Plantronics and the logo design together,
Clarity, Encore, FreeHand, Mirage, PLX, SoundGuard, StarSet, Supra and TriStar are registered United States trademarks of Plantronics, Inc. CHS132 (and family), CT-901, DuoSet, Headset Switcher, Practica, Quick Disconnect, SoundGuard Plus, the clear color and the curvature of the Plantronics voice tube, and Vista are trademarks of Plantronics, Inc. Certain of the foregoing trademarks are registered trademarks in certain foreign countries. This prospectus also includes trademarks of companies other than Plantronics.


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                                  RISK FACTORS

   Investing in our common stock will provide you with an equity ownership interest in Plantronics. As a Plantronics shareholder, you may be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, our competition, general economic and market conditions and industry conditions. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our common stock.

Dependence On Call Center Market Segment

   We have historically derived, and continue to derive, a substantial majority of our net sales from the call center market segment. This market segment has grown significantly in recent years as new call centers have proliferated and existing call centers have expanded. While we believe this market segment is continuing to grow, in the future this growth could slow or revenues from this market segment could decline due to various factors. For example, technological advances such as automated interactive voice response systems could reduce or eliminate the need for call center agents in certain applications. In addition, consumer resistance to telemarketing could adversely affect growth in the call center market segment. Due to our reliance on the call center market segment, we will be affected more by changes in the rate of call center establishment and expansion and the communications products that call center agents use than would a company serving a broader market. We believe that our sales growth in fiscal 1999 may have been favorably affected by call centers upgrading their automatic call distribution systems in order to be year 2000 compliant. Since our products are sometimes bundled with new call distribution systems, this may have accelerated some headset sales. If this has occurred, it could adversely affect our net sales in future periods, once call centers have completed their system upgrades. Any decrease in the demand for call centers and related headset products could cause a decrease in the demand for our products, which would materially adversely affect our business, financial condition and results of operations.

Failure of the Office, Mobile, Computer and Residential Market Segments To
Develop

   While the call center market segment is still the most significant part of our business, we believe that our future prospects will depend in large part on the growth in demand for headsets in the office, mobile, computer and residential market segments. These communications headset market segments are relatively new and undeveloped. Moreover, we do not have extensive experience in selling headset products to customers in these market segments. If the demand for headsets in these market segments fails to develop, or develops slower than we currently anticipate, or if we are unable to effectively market our products to customers in these market segments, it would have a material adverse effect on the potential demand for our products and on our business, financial condition and results of operations.

Our Quarterly Operating Results May Fluctuate Significantly

   Our quarterly results of operations may vary significantly in the future for a variety of reasons, including the following:

   o  changes in demand for our products;

   o  timing and size of orders from customers;

   o cancellations or delays of deliveries of components and subassemblies by our suppliers;

   o  variances in the timing and amount of engineering and operating expenses;

   o  distribution channel volume variations;

   o  delays in shipments of our products;

   o  product returns and customer credits;

   o  new product introductions by us or our competitors;

   o  entrance of new competitors;

   o  increases in the costs of our components and subassemblies;

   o  price erosion;

   o  changes in the mix of products sold by us;

   o  seasonal fluctuations in demand; and

   o  general economic conditions.


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   Each of the above factors is difficult to forecast and thus could have a material adverse effect on our business, financial condition and results of operations.

   We generally ship most orders during the quarter in which they are received, and, consequently, we do not have a significant backlog of orders. As a result, quarterly net sales and operating results depend primarily on the volume and timing of orders received during the quarter. It is difficult to forecast orders for a given quarter. Since a large portion of our operating expenses, including rent, salaries and certain manufacturing expenses, are fixed and difficult to reduce or modify, if net sales do not meet our expectations, our business, financial condition and results of operations could be materially adversely affected.

   Our operating results can also vary substantially in any period depending on the mix of products sold and the distribution channels through which they are sold. In the event that sales of lower margin products or sales through lower margin distribution channels in any period represent a disproportionate share of total sales during such period, our operating results would be materially adversely affected.

   We believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indicative of future operating results. In addition, our operating results in a future quarter or quarters may fall below the expectations of securities analysts or investors, and, as a result, the price of our common stock might fall.

We Must Match Production To Demand

   Historically, we have seen steady increases in customer demand for our products and have generally been able to increase production to meet that demand. However, the demand for our products is dependent on many factors and such demand is inherently difficult to forecast. Significant unanticipated fluctuations in demand could cause the following operating problems, among others:

   o If demand increases beyond that forecasted, we would have to rapidly increase production. We depend on suppliers to provide additional volumes of components and subassemblies, and, therefore, might not be able to increase production rapidly enough to meet unexpected demand. This could cause us to fail to meet customer expectations. There could be short-term losses of sales while we are trying to increase production. If customers turn to competitive sources of supply to meet their needs, there could be a long-term impact on our revenues.

   o Rapid increases in production levels to meet unanticipated demand could result in higher costs for components and subassemblies and higher overtime costs and other expenses. These higher expenditures could lower our profit margins. Further, if production is increased rapidly, there may be decreased manufacturing yields, which may also lower our margins.

   o If forecasted demand does not develop, we could have excess production or excess capacity. Excess production could result in higher inventories of finished products, components and subassemblies. If we were unable to sell these inventories, we would have to write off some or all of our inventories of obsolete products and unusable components and subassemblies. Excess manufacturing capacity could lead to higher production costs and lower margins.

   Any of the foregoing problems could materially adversely affect our business, financial condition and results of operations.

We Depend On Our Suppliers

   We buy components and subassemblies from a variety of suppliers and assemble them into finished products. The cost, quality, and availability of such components are essential to the successful production and sale of our products. Obtaining components and subassemblies entails various risks, including the following:

   o Prices of components and subassemblies may rise. If this occurs and we are not able to pass these increases on to our customers or to achieve operating efficiencies that would offset the increases, it would have a material adverse effect on our business, financial condition and results of operations.

   o We obtain certain subassemblies and components from single suppliers, and alternate sources for these items are not readily available. To date, we have experienced only minor interruptions in the supply of these components and subassemblies, none


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      of which has significantly affected our results of operations. However, an interruption in supply from any of our single source suppliers in the future would materially adversely affect our business, financial condition and results of operations.

   o Most of our suppliers are not obligated to continue to provide us with components and subassemblies. Rather, we buy most components and subassemblies on a purchase order basis. If our suppliers experience increased demand or shortages, it could affect deliveries to us. In turn, this would affect our ability to manufacture and sell products that are dependent on those components and subassemblies. This would materially adversely affect our business, financial condition and results of operations.

The Headset Market Is Highly Competitive

   The market for our products is highly competitive. We compete with a variety of companies in various segments of the communications headset market. In the call center segment, the largest market segment in which we compete, our two largest competitors,

   GN Netcom and ACS Wireless, Inc., recently merged to form a single company. Although it is unclear how this merger will affect us, the merged entity will have a broader product offering and greater marketing presence than either of the two entities had separately. Moreover, the economies of scale that may result from the merger could lead to increased pricing pressures in our market.

   We also anticipate that we will face additional competition from companies that currently do not offer communications headsets. This is particularly true in the office, mobile, computer and residential market segments. As these market segments mature, we will face increased competition from consumer electronics companies and other companies that currently manufacture and sell mobile phones or computer peripheral equipment. These new competitors are likely to be larger, offer broader product lines, bundle or integrate with other products communications headset tops and bases manufactured by them or others, offer products containing bases that are incompatible with our headset tops and have substantially greater financial, marketing and other resources than we do.

   We believe that important competitive factors for us are product reliability, product features, customer service and support, reputation, distribution, ability to meet delivery schedules, warranty terms, product life and price. If we do not compete successfully with respect to any of these or other factors it could materially adversely affect our business, financial condition and results of operations. If we do not successfully develop and market products that compete successfully with those of our competitors it would materially adversely affect our business, financial condition and results of operations.

New Product Development Is Risky; We Must Respond To Changing Customer Requirements And Technologies

   Our product development efforts historically have been directed toward enhancement of existing products and development of new products that capitalize on our core capabilities. The success of new product introductions is dependent on several factors, including the proper selection of new product features, timely completion and introduction of new product designs, cost-effective manufacture of such products, quality of new products and market acceptance. To be successful in the future, we must develop new products, qualify these new products, successfully introduce these products to the market on a timely basis, and commence and sustain low-cost, volume production to meet customers' demands. Although we attempt to determine the specific needs of headset users in our target market segments, because almost all of our sales are indirect, we may not always be able to timely and accurately predict end-user requirements. As a result, our products may not be timely developed, designed to address current or future end-user requirements, offered at competitive prices or accepted, which could materially adversely affect our business, financial condition and results of operations. Moreover, we generally incur substantial research and development costs before the technical feasibility and commercial viability of a new product can be ascertained. Accordingly, revenues from new products may not be sufficient to recover the associated development costs.

   Historically, the technology used in lightweight communications headsets has evolved slowly. New products have primarily offered stylistic changes and quality improvements, rather than significant new technologies. We anticipate that the technology used in hands-free communications devices, including our products, will begin to evolve more rapidly in the future. We believe that this is particularly true of the office, mobile and residential market segments, which may require us to develop new headset technologies to support cordless and wireless operation and to interface with new communications and computing devices. As a result, our success depends upon our ability to enhance existing products, to respond to changing market requirements, and to develop and introduce in a timely manner new products that keep pace with technological developments. If we are unable to develop and introduce enhanced


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products or new products in a timely manner in response to changing market conditions or customer requirements, it will materially and adversely affect our business, financial condition and results of operations.

We Depend On Our Distribution Channels

   We sell substantially all of our products through distributors, original equipment manufacturers ("OEMs"), retailers and telephony service providers. Our existing relationships with these parties are nonexclusive and can be terminated by either party without cause. Our channel partners also sell or can potentially sell products offered by our competitors. To the extent that our competitors offer our channel partners more favorable terms, such partners may decline to carry, de-emphasize or discontinue carrying our products. In the future, we may not be able to retain or attract a sufficient number of qualified channel partners. Further, such partners may not recommend, or continue to recommend, our products. The inability to establish or maintain successful relationships with distributors, OEMs, retailers and telephony service providers or to expand our distribution channels could materially adversely affect our business, financial condition or results of operations.

We Depend On S. Kenneth Kannappan And Other Key Personnel

   Our success depends to a significant extent upon the services of a limited number of executive officers and other key employees. On January 4, 1999, S. Kenneth Kannappan was promoted to Chief Executive Officer of our company, succeeding Robert S. Cecil in that capacity, and was appointed to our Board of Directors. Mr. Kannappan joined our company in February 1995 and has held a number of executive management positions, including President and Chief Operating Officer. Mr. Kannappan has been assuming increasing responsibilities for our day-to-day operations since his March 1998 appointment as President and Chief Operating Officer. The unanticipated loss of the services of Mr. Kannappan or one or more of our other executive officers or key employees could have a material adverse effect upon our business, financial condition and results of operations.

   We also believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. Competition for such personnel is intense. We may not be successful in attracting and retaining such personnel, and, our failure to do so could have a material adverse effect on our business, operating results or financial condition.

Citicorp Venture Capital Retains Significant Control

   As of the date on the front cover of this prospectus, our largest stockholder, Citicorp Venture Capital, Ltd. ("CVC"), beneficially owns 4,509,168 shares of our common stock (excluding any shares that may be owned by Citigroup Foundation or by employees or affiliates of CVC or Citigroup Foundation), which represents approximately 27.0% of the outstanding common stock. We also have an agreement with CVC under which it is entitled to have up to three of its designees serve on our Board of Directors, depending on the level of CVC's continuing stock ownership. Messrs. Robert F.B. Logan, M. Saleem Muqaddam and John Mowbray O'Mara are currently serving as CVC's designees under that agreement. Accordingly, CVC has the ability to exert substantial influence on the full Board of Directors, which currently consists of seven members. In addition, our bylaws contain provisions that require a supermajority vote of the Board of Directors to approve certain transactions, including amendments of our Certificate of Incorporation and bylaws, mergers and sales of substantial assets, acquisitions of other companies and sales of capital stock. These provisions may have the effect of giving a small number of directors the ability to block such transactions.

Future Sales Of Our Common Stock

   As of April 28, 1999, we had 16,698,055 shares of common stock outstanding (excluding the 628,696 shares which may be sold hereunder). All of these shares are freely tradable except for approximately 5,100,000 shares held by affiliates of Plantronics. These approximately 5,100,000 shares may only be sold in reliance on Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an effective registration statement filed with the Securities and Exchange Commission. Certain of our current stockholders, including CVC, Citigroup Foundation and certain of our officers, directors and key employees, also have contractual rights to require Plantronics to register their shares for public sale. An additional approximately 1,900,000 shares are subject to outstanding stock options as of April 28, 1999. Sales of a substantial number of shares of common stock in the public market following the offering, as well as sales of shares issued upon exercise of stock options could adversely affect the prevailing market price of the common stock and impair our ability to raise capital through the sale of equity securities.


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Risks Associated With Our Foreign Operations

   A portion of our net sales is derived from customers outside the United States. In addition, we conduct substantially all of our headset assembly operations in our manufacturing facility located in Mexico, and we obtain most of the components and subassemblies used in our products from various foreign suppliers. The inherent risks of international operations, particularly in Mexico, could materially adversely affect our business, financial condition and results of operations. The types of risks faced in connection with international operations and sales include:

   o  cultural difference in the conduct of business;

   o  greater difficulty in accounts receivable collection;

   o  unexpected changes in regulatory requirements;

   o  tariffs and other trade barriers;

   o  economic and political conditions in each country;

   o  management and operation of an enterprise spread over various countries;
      and

   o  burden of complying with a wide variety of foreign laws.

   A significant portion of our business is conducted in currencies other than the U.S. dollar. As a result, fluctuations in exchange rates creates risk to us in both the sale of our products and our purchase of supplies. Fluctuations in the value of the currencies in which we conduct our business relative to the U.S. dollar have caused and will continue to cause currency transaction gains and losses. Although we do not currently engage in any hedging activities to mitigate exchange rate risks, we continually evaluate programs to reduce our foreign currency exposure. However, there can be no assurance that we will not continue to experience currency losses in the future, nor can we predict the effects of future exchange rate fluctuations on future operating results. To the extent that sales to our foreign customers increase or transactions in foreign currencies increase, our business, financial condition and results of operations could be materially adversely affected by exchange rate fluctuations. In addition, we cannot predict the potential consequences to our business of the adoption of the Euro as a common currency in Europe.

We Depend On Our Principal Manufacturing Facility

   Substantially all of our manufacturing operations are currently performed in a single facility in Tijuana, Mexico. A fire, flood or earthquake, political unrest or other disaster or condition affecting our facility could have a material adverse effect on our business, financial condition and results of operations. While we have developed a disaster recovery plan and believe we are adequately insured with respect to this facility, we may not be able to implement the plan effectively or on a timely basis or recover under applicable insurance policies.

Failure of Electronic Systems To Recognize The Year 2000

   Many existing electronic systems, including computer systems, use only the last two digits to refer to a year. Therefore, these systems may recognize a date using "00" as 1900 rather than the year 2000. If not corrected, many computer and other electronic applications and systems could fail or create erroneous results when addressing dates on and after January 1, 2000. Our products do not address or utilize dates in their operation, and, accordingly, our products should not fail due to the year 2000 problem. However, we use and depend on information technology systems (including business information computer systems and design and manufacturing computer systems) and other machinery and equipment that includes embedded date sensitive technology. We also depend on the proper functioning of date sensitive electronic systems of third parties, such as customers and suppliers. The failure of any of these systems to appropriately interpret the year 2000 could have a material adverse effect on our business, financial condition and results of operations. We are undertaking efforts to ensure that our business systems and those of our suppliers and customers are compliant with the requirements of the year 2000. However, our year 2000 program may not be effective or we may not be able to implement it in a timely and cost-effective manner. Our year 2000 efforts may not, therefore, ensure against disruptions caused by the approach or advent of the year 2000. The year 2000 problem is potentially very widespread, and it is not possible to determine all the potential risks that we may face. Our inability to remedy our own year 2000 problems or the failure of third parties to do so may cause business interruptions or shutdowns, financial loss, regulatory actions, harm to our reputation and exposure to liability.


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Risks of Inadequate Protection of Intellectual Property and Infringement of
Rights of Others

   Our success will depend in part on our ability to protect our proprietary technology. We rely primarily on a combination of nondisclosure agreements and other contractual provisions as well as patent, trademark, trade secret, and copyright laws to protect our proprietary rights. We currently hold 33 United States patents and additional foreign patents and intend to continue to seek patents on our inventions when we believe it to be appropriate. The process of seeking patent protection can be lengthy and expensive. Patents may not be issued in response to our applications, and patents that are issued may be invalidated, circumvented or challenged by others. If we are required to enforce our patents or other proprietary rights through litigation, the costs and diversion of management's attention could be substantial. In addition, the rights granted under any patents may not provide us competitive advantages or be adequate to safeguard and maintain our proprietary rights. Moreover, the laws of certain countries do not protect our proprietary rights to the same extent as do the laws of the United States. If we do not enforce and protect our intellectual property rights, it could materially adversely affect our business, financial condition and results of operations.

   From time to time, third parties, including our competitors, may assert patent, copyright and other intellectual property rights against us. Such claims, if they are asserted, could result in costly litigation and diversion of management's attention. In addition, we may not ultimately prevail in any such litigation or be able to license any valid and infringed patents from such third parties on commercially reasonable terms, if at all. Any infringement claim or other litigation against us could materially adversely affect our business, financial condition and results of operations.

Product Liability Exposure

   The use of our products exposes us to the risk of product liability claims. Product liability claims have in the past been, and are currently being, asserted against us. None of the previously resolved claims have materially affected our business, financial condition or results of operations, nor do we believe that any of the pending claims will have such an effect. Although we maintain product liability insurance, the coverage provided under our policies could be unavailable or insufficient to cover the full amount of any such claim. Therefore, successful product liability claims brought against us could have a material adverse effect upon our business, financial condition and results of operations.

Our Stock Price May Be Volatile

   The market price for our common stock may be affected by a number of factors, including the announcement of new products or product enhancements by us or our competitors, the loss of services of one or more or our executive officers or other key employees, quarterly variations in our or our competitors' results of operations, changes in earnings estimates or recommendation by securities analysts, developments in our industry, sales of substantial numbers of shares of our common stock in the public market, general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors. In addition, stock prices for many companies in the technology sector have experienced wide fluctuations that have often been unrelated to the operating performances of such companies. Such factors and fluctuations, as well as general economic, political and market conditions, such as recessions, may materially adversely affect the market price of our common stock.

Environmental Matters

   We are subject to various federal, state, local and foreign environmental laws and regulation, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, environmental legislation has been enacted and may in the future be enacted or interpreted to create environmental liability with respect to our facilities or operations. We have included in our financial statements a reserve of $1.5 million for possible environmental remediation of the site of one of our previous businesses. While no claims have been asserted against us in connection with this matter, such claims could be asserted in the future and any liability that might result could exceed the amount of the reserve.


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Effects of Antitakeover Provisions

   Our Board of Directors has the authority to issue preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of those shares without any further vote or action by the stockholders. The issuance of our preferred stock could have the effect of making it more difficult for a third party to acquire us. In addition, we are subject to the antitakeover provisions of Section 203 of the Delaware General Corporation Law, which could also have the effect of delaying or preventing our acquisition by a third party. Further, certain provisions of our Certificate of Incorporation and bylaws could delay or make more difficult a merger, tender offer or proxy contest, which could adversely affect the market price of our common stock.

                                    BUSINESS

Overview

   Plantronics introduced the first lightweight communications headset in 1962. Since that time we have established ourselves as a world-leading designer, manufacturer and marketer of lightweight communications headset products. We manufacture a broad line of headsets designed for use with substantially all of the different telephone systems currently in use. Our products are designed to increase the productivity, effectiveness and comfort of telephone use. We believe our customers and end-users recognize our headsets for their sound quality, comfort, reliability and industry-leading safety. Historically, we have sold products primarily for use in the call center market segment, but in recent years we have been increasingly leveraging our expertise to become a leading headset supplier to the office, mobile and residential market segments. Our products are available through a global network of distributors, original equipment manufacturers, retailers and telephony service providers.

Industry Background

   Headsets are used in call centers, offices, cars and homes and with various terminal devices such as wireline, cellular and cordless telephones and computers. Specifically, headsets:

   o allow people to have both hands free to use a computer, take notes, organize files, drive a car, complete household tasks or perform other tasks while they talk on the telephone;

   o provide increased sound quality to telephone users by reducing background noise;

   o relieve the repetitive stress and discomfort associated with placing a telephone handset between the shoulder and neck; and

   o  provide greater privacy than speakerphones.

   The largest group of headset users are call center agents who are on the telephone throughout their work day. The number of call center agents has grown as companies have sought to (i) focus on customer service to provide a competitive advantage, (ii) reduce costs through the use of real-time centralized information exchange and customer interaction, and (iii) make greater use of cost-effective direct distribution models. As the benefits of call centers become more widely recognized and the system cost per agent declines, the establishment of call centers is spreading to smaller organizations and international firms. Agent productivity in call centers is important in minimizing costs and reducing customer wait time, and, therefore, the ability to effectively and simultaneously use a telephone and keyboard is critical. As the call center market segment has grown, the benefits of headsets have become widely recognized as an essential component of a productive and safe workplace.

   The office market segment, both corporate and small office/home office ("SOHO"), has become an increasingly important market segment for headsets over the last five years. The increasing and simultaneous use of telephones and computers by office workers and a growing awareness of the benefits of headsets have contributed to the growth of this market segment. Professionals who spend significant time on the telephone have been early adopters of headset products. These professionals include securities brokers, insurance agents, sales executives, credit controllers, and purchasing agents. We believe that the level of headset use in the office is low, providing a long-term opportunity to increase headset sales to office workers.

   Headset demand is also emerging in the mobile, computer and residential market segments. Drivers increasingly seek the hands-free benefits of headsets, as the use of mobile phones in cars continues to grow worldwide. Headsets are also an important interface for computerized speech recognition programs, which broaden the application of headsets from voice to written communication by substituting voice for keyboard entry. Finally, the availability of low-cost cordless phones with headset ports is beginning to facilitate headset adoption in the residential market segment by individuals who want the ability to perform multiple tasks while speaking on the telephone.

Plantronics' Strategy

   We intend to extend our position as a leading worldwide supplier of lightweight communications headsets and to promote increased headset use globally. Our strategy to achieve these goals includes:

        Extend Headset Product Leadership. Since introducing the first lightweight communications headset in 1962, we have developed the knowledge and expertise to provide our customers with leading products and services. We intend to focus on maintaining the highest standards of excellence in comfort, ease of use, sound quality, durability, style and service. By focusing on these core strengths relative to our existing and new market segments, we plan to continue to be an industry leader in customer and end-user satisfaction.

        Drive Headset Adoption. We intend to work to increase awareness of our headsets and to provide products people require to make their lives easier and more productive. We will continue to educate potential users on the benefits of headsets, to leverage the Plantronics brand name and to design headsets appropriate for use in the environments in which prospective users are operating. Accordingly, we are currently expanding our advertising and promotional activities and are working with key OEMs and other channel partners to facilitate the adoption of our products in the office, mobile, computer and residential markets. We believe that the level of adoption of headsets in these new market segments is low, providing a long-term opportunity to increase our headset sales.

        Strengthen Distribution Channels. Historically, we have developed and maintained diverse distribution channel relationships to meet the different purchasing requirements of our customers. We intend to leverage the relationships we have developed with our existing channel partners, including the leading telecommunications equipment manufacturers, distributors, retailers, and contract stationers, to increase the rate of headset adoption and sales. For example, we have recently increased co-marketing activities with many of our channel partners. To capitalize on new market segment opportunities, we intend to selectively broaden our distribution. Thus, we have recently initiated relationships with leading mobile phone service providers and distributors of mobile phones and accessories.

        Drive Stockholder Value Through Low Cost Manufacturing. We seek to provide the highest value products while maintaining a focus on reducing manufacturing and materials costs. Through a combination of (i) working with suppliers to reduce component costs, (ii) redesigning products to lower manufacturing costs, and (iii) reducing overhead as a percent of revenue, we believe we are the low cost producer of high quality headsets in our principal market segments. We intend to maintain our focus on minimizing manufacturing costs where possible. We believe this strategy allows us to realize attractive profit margins and, when necessary, to match competitors on price.

Products And Technology

   Our product line consists of lightweight communications headsets, headset accessories and services, and specialty telephone products. Our headsets incorporate unique features that we believe offer compelling performance advantages:

        Comfort. We maintain what we believe is the industry's most extensive database for the design of comfortable headsets. Our database includes measurements from over 800 physical molds taken of different ear types. The measurements are digitized and stored in a CAD/CAM database along with critical head contour measurements. In addition, we study weight drag to determine optimum weight distribution on the ear. We believe our focus on ergonomics has been critical to our success in designing products which are more comfortable, including our more recent adjustable Encore and TriStar product families.

        Sound Quality. In designing our products, we have conducted headset sound quality (e.g. preference and intelligibility) research on substantially all telephone systems in both listening and speaking modes. We believe we have achieved the industry's best signal-to-noise ratios, the most powerful noise cancelling performance (to block out background sounds in unusually loud environments) and the only design (the trademark clear and curved Plantronics Voice Tube) (the "Voice Tube") which does not require the microphone boom to be positioned precisely for proper functioning and is ideal for most office and call center environments. The Voice Tube design has the additional benefits of a more attractive appearance, easy hygienic replacement, and lighter weight. The Encore product family also incorporates what we believe is the industry's only tone control in a headset top.

        Durability. We have over 30 years of experience understanding headset durability and have successfully incorporated this knowledge into certain product designs which we believe generally last longer than the best comparable competitive products.

   In addition to the features incorporated into our products, we provide service, support, supplies and accessories. We believe our customer support and service program provides our end users and customers with easier access to Plantronics and is an important competitive advantage.

   Headsets consist of two distinct units: the "top" and the "base." The top is the portion that the user wears and that includes the speaker and microphone; and the base, or amplifier adapter, interfaces with the telephone or other communications equipment. Tops account for approximately two-thirds of our business, while bases comprise the remaining one-third. Both units are required in most applications; however, in some applications, the interface is built into the telephone, computer or other communications equipment with which the headset is being used, removing the need for an adapter.

   We manufacture a broad line of headset top styles, which can be worn over the head, in the ear or on either ear. Each headset other than the FreeHand headset offers either a Voice Tube (our most popular solution, suitable for the majority of environments) or a noise-canceling microphone (appropriate for users in very loud environments). All telephone-based headset tops, in conjunction with their associated bases, are designed for use with substantially all of the different telephone systems currently available. Basic models include features such as user volume control, a mute switch and quick-disconnect, which allows users to leave the phone without removing their headsets or disconnecting their call.

   Our principal headset top styles and major products in each category are as follows:


Over-the-Head Headsets
     with Ear Cushions

SUPRA                          Our most popular headset, ideal for              Engineered for sound quality and
                               phone-intensive jobs and call                    durability. Sound reception in one or
                               center environments.                             both ears.

ENCORE                         Also used in call centers; designed              User-controllable tone adjustment and
                               for near-universal fit and all-day               powerful noise cancelling performance.
                               comfort.

Behind-the-Ear Headsets

MIRAGE                         Uses a miniaturized behind-the-ear               Rests gently on the ear, not in the
                               capsule with an adjustable receiver.             ear. Can be worn on either ear.

STARSET                        Has an acoustic eartip that fits                 Ultra-lightweight, with an acoustic seal
                               gently in the outer portion of the               to block out unwanted background noise.
                               ear.

TRISTAR                        Stylish design for phone intensive               Feather-weight (1/2 ounce), with
                               jobs and call center environments.               maximum user adjustments designed for
                                                                                stability, comfort and sound quality.

In-the-Outer-Portion-
     of-the-Ear Headset

FREEHAND                       Designed for business                            Small and unobtrusive, easy to put on
                               professionals, this headset                      and take off.
                               features a small earbud which rests
                               comfortably in the ear.

Convertible Headset

DUOSET                         Appropriate for business                         Easily convertible from over-the-head to
                               professionals who want a headband                over-the-ear for greater versatility.
                               for longer calls as well as an
                               over-the-ear headset for
                               intermittent phone use.

Mobile Headsets

CHS                            LINE Available in various styles,                Reduces background noise and can be used
                               including over-the-head and                      with both cellular and PCS phones.
                               over-the-ear.

Cordless Headset

CT-901-HS                      900 MHz cordless headset telephone.              Provides extended cordless mobility
                                                                                with hands-free convenience.

Bundled Headsets

SP/PLX SERIES                  Designed specially for the SOHO                  Offers comfort and ease of use.
                               user; sold with an adapter or
                               telephone.

PRACTICA                       SERIES Designed for low to medium                Offers good sound quality and durability
                               intensive phone users who require a              at an attractive retail price.
                               less expensive headset; sold with an
                               adapter or telephone.


   We sell a full range of adapters or "bases" designed to work with substantially all telephone systems. Our adapters include the following:

   o Vista Universal Modular Adapter -- compatible with single or multi-line telephones; features the SoundGuard Plus system, which provides volume control for improved audio comfort and clarity.

   o  Plug Prong Adapter -- designed for automatic call distribution systems.

   o Headset Switcher Multimedia Adapter -- allows for use with a telephone or computer by simply flipping a switch.

   o E-10 Adapter (an in-line amplifier) -- designed for use directly on the telephone line to reduce desk clutter.

   o Mobile Phone Adapters -- designed for use with cellular and PCS phones lacking built-in headset ports.

   Headset accessories include replacement voice tubes, training cords, ear cushions, eartips, in-use indicators, theft protection devices and background noise suppressors. These products allow end users to revitalize their headset tops to maintain maximum performance and comfort. We support our product offering with a service center which addresses consumer questions and provides access to our full suite of product offerings and refurbishment accessories.

   Through our Walker Equipment Division we also manufacture and sell specialty telephone products including amplified telephones and handsets and telephone amplifier accessories for the hearing-impaired and line test equipment. The Walker Equipment Division sells special amplified and noise-canceling handsets for high-noise environments, as well as for entry and elevator phones and for use in telephone booths and information kiosks. In addition, the Clarity telephone is a full-featured, single line telephone designed for hearing-impaired users. It features volume control circuitry, oversized buttons, a ringer volume control and a light that flashes when the telephone rings.

Customers, Sales and Marketing

   Our customers are primarily distributors, OEM partners and telephony service providers who primarily sell our products in the call center and office end-user market segments. Additionally, we sell into retail channels primarily for the office market segment. We sell products to over 250 customers in more than 60 countries.

Specialized headset distributors represent our largest distribution channel. These distributors generally sell on a national basis, and the bulk of their revenues are from headset sales. Electronics wholesalers represent our second largest channel. They typically offer a wide variety of products from multiple vendors to both resellers and end users.

OEMs supply to their customers automatic call distributor systems and other telecommunications and computer equipment that utilize headsets. OEMs do not typically manufacture their own headsets, and therefore they often distribute Plantronics headsets on a private label or co-branded basis.

The telephony service provider channel is comprised of former Regional Bell Operating Companies and Post, Telephone and Telegraph companies which purchase headsets from us for use by their own agents. Certain of these service providers also resell headsets to their customers.

The retail channel encompasses office supply and consumer electronics retailers, warehouse clubs, consumer products and office supply distributors, and catalog and mail order companies. Retailers primarily sell headsets to small businesses, small offices and home offices. This channel is currently our fastest growing area of distribution.

We also make direct sales to certain government agencies, including NASA and the FAA. In addition, certain of our distributors are authorized resellers under a GSA schedule price list and sell our products to government customers under that agreement.

We maintain a sales force in the United States and in various overseas countries to provide ongoing customer support and service. We also employ manufacturers' representatives to assist in selling through the retail channel.

Research and Development

Since we introduced the original lightweight communications headset in 1962, the headset end-user has been the primary focus of our design efforts. We maintain an extensive database of head and ear shapes to assist in the development of our products. Our concern for "human factors" and our efforts to design in comfort and safety have resulted in such product innovations as a behind-the-ear capsule (containing both microphone and receiver) designed to fit all users comfortably and the SoundGuard Plus system, which provides volume control and improved audio comfort and quality.

We have a number of product development programs currently underway, including a new generation of headset systems, computer and mobile products, a wireless product family and several programs to both capitalize on and improve our core technology. We supplement our in-house engineering capabilities through selected contracting arrangements.

Research, development and engineering expenditures were $17.5 million, $14.5 million and $13.7 million for fiscal years 1998, 1997, and 1996, respectively. We believe that investment in research and development is important for us to maintain our position in the industry and, therefore, intend to increase our spending for research, development and engineering in subsequent fiscal years.

Manufacturing

The majority of our manufacturing operations consists of assembly and testing, substantially all of which is performed at our facility in Mexico. We have smaller manufacturing operations in California, Georgia and the United Kingdom. In addition, we outsource the manufacture of a limited number of products to third parties.

Finished goods are generally manufactured to meet forecasted customer requirements. Special products and large orders submitted with short lead times are manufactured to order. Since most manufacturing occurs prior to the receipt of purchase orders, Plantronics maintains an inventory of finished goods in addition to inventories of raw materials, work in process and subassemblies and components.

Plantronics purchases components for its headset products, including semi-custom integrated circuits, amplifier boards and other electrical components, from suppliers in the United States, Mexico, Asia and Europe. Although most of the items purchased are obtained, or are reasonably available, from numerous sources, certain products and components are currently procured only from single suppliers in order to obtain volume pricing.

Competition

The market for our products is highly competitive. We compete with a variety of companies in various segments of the communications headset market. In the call center segment, the largest market segment in which we compete, our two largest competitors, GN Netcom and ACS Wireless, Inc., recently merged to form a single company. Although it is unclear how this merger will affect us, the merged entity will have a broader product offering and greater marketing presence than either of the two entities had separately. Moreover, the economies of scale that may result from the merger could lead to increased pricing pressures in our market.

We also anticipate that we will face additional competition from companies that currently do not offer communications headsets. This is particularly true in the office, mobile, computer and residential market segments. As these market segments mature, we will face increased competition from consumer electronics companies and other companies that currently manufacture and sell mobile phones or computer peripheral equipment. These new competitors are likely to be larger, offer broader product lines, bundle or integrate with other products communications headset tops and bases manufactured by them or others, offer products containing bases that are incompatible with our headset tops and have substantially greater financial, marketing and other resources than we do.

We believe that important competitive factors for us are product reliability, product features, customer service and support, reputation, distribution, ability to meet delivery schedules, warranty terms, product life and price. Although we believe we compete successfully with respect to these factors, if we do not compete successfully with respect to any of these or other factors it could materially adversely affect our business, financial condition and results of operations. If we do not successfully develop and market products that compete successfully with those of our competitors it would materially adversely affect our business, financial condition and results of operations.

Facilities

Our principal offices are located in Santa Cruz, California. We own three buildings totaling approximately 160,000 square feet, of which a portion is leased to third parties. Our primary production facilities are leased premises located in Tijuana, Mexico. Our Walker Equipment Division leases offices and a small production facility in Ringgold, Georgia. We also lease sales and administrative offices in various foreign countries.

                               SELLING STOCKHOLDER

   The following table shows, as of April 28, 1999:

   -    the name of the selling stockholder,

   -    how many shares the selling stockholder beneficially owns,

   - how many shares the selling stockholder can resell under this prospectus, and

   - assuming the selling stockholder sells all shares listed next to her name, how many shares the selling stockholder will beneficially own after completion of the offering.

   Plantronics may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.

                                 SHARES      SHARES WHICH MAY     BENEFICIAL OWNERSHIP    AFTER OFFERING
                              BENEFICIALLY     BE SOLD UNDER      --------------------    --------------
      SELLING STOCKHOLDER       OWNED (1)     THIS PROSPECTUS         SHARES                PERCENTAGE
      -------------------     ------------   ----------------     --------------------    --------------
    Louise M. Cecil (2)       628,696 (3)        628,696                --                     -- (4)

----------

(1) Plantronics has calculated the number and percentage of shares each selling stockholder "beneficially owns" in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership as defined in Rule 13d-3 does not necessarily indicate beneficial ownership for any other purpose. Under Rule 13d-3, a person beneficially owns all shares as to which they have either sole or shared voting power or sole or shared investment power, as well as all shares which they have the right to acquire within 60 days of the calculation date by exercising any stock option or other right. Since the list above speaks as of April 28, 1999, beneficial ownership therefore includes all shares which the selling stockholder has the right to acquire within 60 days of April 28, 1999 (i.e. on or before June 27, 1999).

(2) The selling stockholder's spouse is Robert S. Cecil, the Chairman of the Board of Plantronics.

(3) The listed number includes 628,696 shares which the selling stockholder may acquire by exercising options which are or which become exercisable within 60 days of April 28, 1999.

(4) Assumes the exercise of all options to purchase Plantronics common stock held by the selling stockholder which are or which become exercisable within 60 days of April 28, 1999.

                              PLAN OF DISTRIBUTION

Resales by Selling Stockholder

   Plantronics is registering the resale of the shares on behalf of the selling stockholder. The selling stockholder may offer and resell the shares from time to time, either in increments or in a single transaction. She may also decide not to sell all the shares she is allowed to resell under this prospectus. The selling stockholder will act independently of Plantronics in making decisions with respect to the timing, manner and size of each sale.

Donees and Pledgees

   The term "selling stockholder" includes donees, i.e. persons who receive shares from the selling stockholder after the date of this prospectus by gift. The term also includes pledgees, i.e. persons who, upon contractual default by the selling stockholder, may seize shares which the selling stockholder pledged to such person. If the selling stockholder notifies Plantronics that a donee or pledgee intends to sell more than 500 shares, Plantronics will file a supplement to this prospectus.

Costs and Commissions

   Plantronics will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of Sale Transactions

   The selling stockholder may sell the shares in one or more types of transactions (which may include block transactions):

   -    on the NYSE,

   -    in negotiated transactions, or

   -    any combination of such methods of sale.

   The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholder has informed Plantronics that she has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of the shares. She has also informed Plantronics no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Sales To or Through Broker-Dealers

   The selling stockholder may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of the selling stockholder, or as a principal for the broker-dealer's own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed Underwriting Compensation

   The selling stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus Delivery Requirements

   Because she may be deemed an underwriter, the selling stockholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the NYSE in accordance with Rule 153 under the Securities Act. Plantronics has informed the selling stockholder that her sales in the market may be subject to the antimanipulative provisions of Regulation M under the Exchange Act.

State Requirements

   Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales Under Rule 144

   The selling stockholder may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, she must meet the criteria and conform to the requirements of Rule 144.

Distribution Arrangements with Broker-Dealers

   If the selling stockholder notifies Plantronics that any material arrangement has been entered into with a broker-dealer for the sale of shares through

   -    a block trade,

   -    special offering,

   -    exchange distribution or secondary distribution, or

   -    a purchase by a broker or dealer,

then Plantronics will file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

   The supplement will disclose:

   - the name of such selling stockholder and of the participating broker-dealer(s),

   -    the number of shares involved,

   -    the price at which such shares were sold,

   - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

   - that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

   -    any other facts material to the transaction.

                      INFORMATION INCORPORATED BY REFERENCE

   This prospectus incorporates by reference the following documents and information, all of which Plantronics has filed in the past with the SEC:

   - Plantronics' Annual Report on Form 10-K for the fiscal year ended March 28, 1998, filed on June 24, 1998.

   - Plantronics' Quarterly Report on Form 10-Q for the quarterly period ended June 27, 1998, filed on August 6, 1998.

   - Plantronics' Quarterly Report on Form 10-Q for the quarterly period ended September 26, 1998, filed on November 10, 1998.

   -  Plantronics' Current Report on Form 8-K filed January 12, 1999.

   - Plantronics' Quarterly Report on Form 10-Q for the quarterly period ended December 26, 1998, filed on February 3, 1999.

   - Item 1 of Plantronics' Registration Statement on Form 8-A, filed on December 20, 1993, as amended on January 14, 1994 and November 7, 1997 (which in turn incorporates by reference the description of Plantronics' common stock set forth in Plantronics' Registration Statement on Form S-1 (Reg. No. 33-70744), filed on October 20, 1993, as amended by Amendment No. 1, filed on November 30, 1993, Amendment No. 2, filed on December 27, 1993, and Amendment No. 3, filed on January 18, 1994).

   Unless Plantronics has filed a post-effective amendment to the registration statement under the Securities Act which contains this prospectus indicating that all of the shares have been sold or which deregisters all shares then remaining unsold, all documents which Plantronics subsequently files under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such documents.

   Plantronics will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Direct any request for such copies to John A. Knutson, Vice President--Legal, Senior General Counsel and Secretary, Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Tel: (831) 426-5858.

                    HOW TO GET INFORMATION ABOUT PLANTRONICS

   Plantronics is subject to the informational requirements of the Exchange Act and therefore files reports, proxy and information statements and other information with the SEC. You can inspect many of such reports, proxy and information statements and other information on the SEC's internet website at http://www.sec.gov.

   You can also inspect and copy such reports, proxy and information statements and other information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at Tel: 1-800-SEC-0330. You can also inspect and copy such reports, proxy and information statements and other information may also be inspected and copied at the following Regional Offices of the SEC: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Plantronics' common stock is listed on the NYSE, and you can inspect such reports, proxy and information statements and other information at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   This prospectus constitutes part of a registration statement on Form S-3 (Reg. No. 333-77631) initially filed by Plantronics with the SEC under the Securities Act on May 3, 1999. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Plantronics and the shares, you should refer to the registration statement either at the SEC's website or at the addresses set forth in the preceding paragraph. Statements in this prospectus concerning any document filed as an exhibit to this prospectus are not necessarily complete, and, in each instance, you should refer to the copy of such document which has been filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

   No one is authorized to give any information or to make any representations not contained in this prospectus in connection with any offering made by this prospectus. If given or made, you must not rely on such information or representations as having been authorized by Plantronics, any selling stockholder or by any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares offered hereby. This prospectus also does not constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither delivery of this prospectus, nor any sale or offer to sell shares hereunder, shall under any circumstances create any implication that there has been no change in the affairs of Plantronics since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

                               ACCOUNTING EXPERTS

   The financial statements incorporated in this prospectus by reference to Plantronics' Annual Report on Form 10-K for the fiscal year ended March 28, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of PricewaterhouseCoopers as experts in auditing and accounting.